EXHIBIT 99.2


                                 PROMISSORY NOTE
                                 ---------------


$200,000                                                      Irvine, California
--------                                                      October 8, 2001



         FOR VALUE RECEIVED, Devenshire Management Corporation (the "Maker"), promises to pay to the order of NuWay Energy, Inc., a Delaware corporation, with principal offices at 6826 NW 77th Court, Miami, Florida 33166 (the "Payee") the principal sum of Two Hundred Thousand Dollars ($200,000), with interest until paid in full as set forth in this Promissory Note (this "Note"). The following terms shall apply to this Note.

         1. Interest. Interest shall accrue on the unpaid principal balance of this Note at the fixed rate of prime as reported by Citibank plus one percent (1%) per annum. Interest shall be payable in annual installments on the outstanding principal amount commencing on September 30, 2001.

         2. Calculation of Interest. Interest shall be calculated on the basis of a 365 day year, applied to the actual number of days on which there exists an unpaid balance hereunder.

         3. Repayment. The Maker shall tender to the Payee at the address set forth above, in immediately available funds, the full principal amount on or before October 7, 2006 (the "Maturity Date").

         4. Prepayments. The Maker may prepay the sums due under this Note in whole at any time or in part from time to time without premium or penalty.

         5. Payments. All payments hereunder shall be made in U.S. dollars in immediately available funds. Any payments by check shall be accepted subject to collection in immediately available funds.

         6. Application of Payments. All payments made hereunder shall be applied first to late payment charges or other sums owed to the Payee, next to accrued interest, and then to principal.

         7. Rights and Remedies. Upon any default under this Note, the Payee may, at its option, declare the unpaid principal balance of this Note, together with all unpaid and accrued interest thereon, to be immediately due and payable in cash, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and Payee may immediately, and without expiration of any period of grace, enforce any and all of the Payee's rights and remedies provided herein or any other rights or remedies afforded by law (including but not limited to consequential damages if any). It is agreed that in the event of such action, Payee shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys. The rights and remedies available to Payee under this Note shall be cumulative and in addition to any other rights or remedies that Payee may be entitled to pursue at law or in equity.

         8. Venue/Jurisdiction/Choice of Law. This Note will be exclusively construed and enforced in accordance with and exclusively governed by the laws of the State of Florida. Each of the parties consents to the exclusive jurisdiction of the U.S. District Court sitting in Miami, Florida in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Note obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Note irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

         9. Invalidity and Severability. In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

         10. Binding Effect. This Note shall be binding upon and shall inure to the benefit of the Payee, the Maker, and their respective heirs, personal representatives, successors, and permitted assigns, as the case may be.

         11. Remedies Cumulative. The rights, powers and remedies of the Payee under this Note shall be in addition to all rights, powers and remedies given to the Payee by virtue of any statute, rule of law, or other agreement, and shall be cumulative, and may be exercised successively or concurrently.

         12. Amendment; Waiver. This Note may not be amended, modified, waived, discharged, or terminated orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced. No failure or delay in exercising any right or remedy pursuant to this Note shall constitute a waiver of such right or remedy or of any other right or remedy pursuant hereto. Resort to one form of remedy shall not constitute a waiver of other alternative remedies.

         13. Headings. The headings contained in this Note are for convenience of reference only.

         14. MUTUAL WAIVER OF JURY TRIAL. THE MAKER AND THE PAYEE WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING UNDER OR RELATING IN ANY WAY TO THIS NOTE. THE MAKER AND THE PAYEE ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO EACH OTHER THAT THESE WAIVERS ARE MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF THEIR CHOICE. THE MAKER AND THE PAYEE AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION WITHOUT A JURY.

         15. Effect of Waiver. Payee is not under any obligation to exercise any of its rights under this Note, and failure to exercise its rights under this Note or to delay in exercising any of its rights shall not be deemed a waiver of or in any manner impair any of the rights of the Payee.

         16. Acceleration on Insolvency of Maker. If Maker shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this Note shall become due and payable immediately without demand or notice.

         17. Costs of Collection. The Maker shall pay on demand all reasonable costs of collection, including reasonable legal expenses and reasonable attorney fees, incurred by Payee in enforcing this Note on default.

         18. Default. It shall be deemed a default under this Note if the Maker shall fail to pay the interest and principal within ten days of the date due under this Note as set forth in Section 3 above.

         19. Notice. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day (as such term is hereinafter defined) of such delivery (as evidenced by the receipt of the personal delivery service);
(b) if mailed within the United States by certified or registered mail, return receipt requested, four (4) Business Days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); (d) on the second Business Day after delivery to a recognized international express courier company (with all charges having been prepaid); or (e) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). For the purposes of this Agreement, the term "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 19), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Maker:

Devenshire Management Corporation
19100 Von Karman Ave, Ste 450
Irvine, CA 92612

If to Payee:

NuWay Energy, Inc.
6826 NW 77th Court
Miami, Florida 33166

With a copy to:

Jeffrey M. Stein, Esq.
The Goldstein Law Group, P.C.
65 Broadway, 10th Floor
New York, NY 10006
Facsimile: (212) 809-4228

or to such other address as any party may specify by notice given to the other party in accordance with this Section 19.

         IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and delivered under seal on the date first above written.

MAKER:

Acknowledged and agreed (i) that the terms set forth herein are agreed and accepted and (ii) that the undersigned has had an opportunity to consult counsel to review this document.

Devenshire Management Corporation


------------------------------
By: Todd Sanders, President

                                       STATE OF CALIFORNIA        )
                                                                  ss.:
                                       COUNTY OF              )

                                       On the _____ day of October 2001, before me personally came TODD SANDERS, to me known, who confirmed that he is the President of the Maker described in the foregoing Promissory Note, and who then executed such Note in my presence.

                                       --------------------------
                                       Notary Public

                                 PROMISSORY NOTE
                                 ---------------


$1,100,000
----------

                                   SECTION ONE

                                  TERMS OF NOTE

         FOR VALUE RECEIVED, NuWay, inc. RESOURCES (the "Debtor"), a Nevada corporation, promises to pay to the order of NUWAY Energy, INC. (hereinafter "Energy"), a Delaware corporation, the principal sum of One Million One Hundred Thousand ($1,100,000) Dollars payable upon written demand by ENERGY. Interest shall accrue on the unpaid principal balance of this Note at the fixed rate of interest of seven percent (7%) per annum.

                                   SECTION TWO
                               PREPAYMENT OF NOTE

         Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.

                                  SECTION THREE
                      EFFECT OF WAIVER OF RIGHTS BY ENERGY

         ENERGY is not under any obligation to exercise any of its rights under this note, and failure to exercise its rights under this note or to delay in exercising any of its rights shall not be deemed a waiver of or in any manner impair any of the rights of ENERGY.

                                  SECTION FOUR
                         CUMULATIVE RIGHTS AND REMEDIES

         The rights and remedies of ENERGY specified in this Note are cumulative and do not exclude any other rights or remedies it may otherwise have.

                                  SECTION FIVE
                      ACCELERATION ON INSOLVENCY OF DEBTOR

         If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.

                                   SECTION SIX
             WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

         Debtor hereby waives all acts on the part of ENERGY required in fixing the liability of the party, including among other things presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.

                                  SECTION SEVEN
                                 CHOICE OF LAWS

         This Note shall be governed by and construed in accordance with the internal laws (as opposed to conflict of laws) of Delaware in all respects, including matters of construction, validity and performance.

                                  SECTION EIGHT
                               COSTS OF COLLECTION

         Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by ENERGY in enforcing this note on default.

                                  SECTION NINE
                                INTEREST CHARGES

          If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The Note holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.



Dated:   August  ____, 2001

         NUWAY RESOURCES, INC.




         By:
            ------------------------
            Name:
            Title:


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